EXHIBIT 99.1

Immucor Announces Fiscal Second Quarter Results

NORCROSS, Ga., Jan. 6, 2011 (GLOBE NEWSWIRE) -- Immucor, Inc. (Nasdaq:BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2011 second quarter ended November 30, 2010.

Highlights

  Revenue for the second quarter of fiscal 2011 was $81.5 million, down approximately $1.0 million or 1% from the prior year quarter. Current quarter revenue was negatively impacted by approximately $1.0 million from fluctuations in foreign currency exchange rates.
  Gross margin was 71.6% in the quarter compared with 70.4% in the prior year quarter.
  Diluted earnings per share totaled $0.30 in the quarter compared with $0.28 for the same period last year.
  Cash flow from operations for the six months ended November 30, 2010 was $47.7 million compared with $34.1 million in the prior year.
  Worldwide instrument orders for the second quarter of fiscal year 2011 were 29 Echo® orders and 26 NEO® orders. NEO is the Company's new high volume instrument that was recently launched worldwide.

"On the whole, our second quarter performance was in line with our expectations," stated Dr. Gioacchino De Chirico, Immucor's President and Chief Executive Officer. "We continue to see weakness in the U.S. market due to the macroeconomic environment, which is impacting both our reagent revenue and instrument orders."

Selected Product Revenue and Gross Margin
($ amounts in thousands)
	Fiscal Q2 2011		Fiscal Q2 2010		Revenue Variance
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$ 49,647	81.0%	$ 51,361	76.8%	$ (1,714)	(3)%
Capture reagents	19,029	79.1%	20,005	81.6%	(976)	(5)%
Instruments	11,565	22.6%	10,025	22.0%	1, 540	15%

Consolidated revenue was $81.5 million in the current year quarter, a decrease of approximately $1.0 million or 1% compared with the second quarter of fiscal 2010. Revenue in the quarter was negatively impacted by approximately $1.0 million from fluctuations in foreign currency exchange rates as compared with the prior year quarter.

Reagent revenue in the current year quarter was negatively impacted by lower sales volume due to weaker industry demand in the U.S. Capture reagent revenue was also negatively impacted in the current year quarter by approximately $2.1 million related to fewer ship cycles and the year-over-year negative impact of the accounting for reagent rentals of instruments.

Consolidated gross margin was $58.4 million, or 71.6% of revenue, in the current year quarter compared with $58.1 million, or 70.4% of revenue, in the prior year quarter. The prior year quarter gross margin included the impact of approximately $1.8 million of costs related to the first phase of the Company's Quality Process Improvement Project, which was completed in the third quarter of fiscal 2010. Gross margin in the current year quarter was negatively impacted by unfavorable manufacturing variances and the negative impact of foreign currency exchange rate fluctuations.

Operating Expenses

Operating expenses in the second quarter of fiscal 2011 decreased by approximately $1.0 million, or 4%, from the prior year quarter. The decrease was primarily attributable to lower general and administrative expenses, lower selling and marketing expenses and the impact of foreign currency exchange rate fluctuations.

Summary of Instrument Orders

For the second quarter of fiscal 2011, the Company generated, on a worldwide basis, 29 Echo orders and 26 NEO orders. Year-to-date, the Company has generated 55 Echo orders worldwide and 44 NEO orders worldwide.

"Our instrument orders generated in the second quarter were in line with our expectations. We continue to expect the rate of Echo orders to accelerate in the second half of fiscal 2011. Our fiscal 2011 Echo order expectations continue to be between 140 orders and 180 orders worldwide," stated Dr. De Chirico.

"We have now received regulatory approval in all our direct markets for our new NEO instrument and we are pleased with the market reception we've received to date. We continue to expect to generate between 80 orders and 120 orders for NEO worldwide during fiscal 2011."

As of November 30, 2010, the Company had an instrument backlog of 106 Echos and 51 Galileos and NEOs. This backlog represents orders where either the instruments have not been installed or the customer validation process has not been completed so the instruments were not generating recurring revenue at the expected annualized run rate at the end of the fiscal second quarter.

Fiscal 2011 Financial Guidance

The Company continues to expect fiscal 2011 consolidated revenue in the range of $320 million to $332 million, consolidated gross margins in the range of 69.5% to 71.0%, and diluted earnings per share in the range of $1.08 to $1.18.

 "Our outlook for the U.S. market remains unchanged with expected industry weakness throughout fiscal 2011," stated Dr. De Chirico. "We are focused on delivering growth through our automation strategy. We are confident that delivering innovative instrumentation that improves blood bank productivity and operations will benefit our customers and our shareholders."

Conference Call

Immucor, Inc. will host a conference call Friday, January 7, 2011 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the "Investor Relations" section. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor's website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on January 7th by dialing 1-866-469-5762 (Passcode: 4756).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2011 revenue projections, gross margin projections and fully diluted earnings per share projections as well as instrument order projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: lower industry blood demand and the subsequent impact on the business; lower than expected demand for the Company's instruments, including the new NEO; the decision of customers to defer capital spending; the outcome of the administrative action ("notice of intent to revoke our biological license") received from the Food and Drug Administration ("FDA"); customer reaction to the FDA action and the subsequent impact on the business; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the failure of customers to efficiently integrate the Company's instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company's overall operations; product development obstacles including obstacles related to the development of the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; the inability of the Company's Japanese subsidiary as well as our molecular immunohematology operations to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigation by the Federal Trade Commission; customer and shareholder class action lawsuits; the Company's inability to protect its intellectual property, particularly as to the molecular immunohematology products, or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-Q for the quarter ended November 30, 2010 and its Form 10-K for the year ended May 31, 2010. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2010	2009	2010	2009
NET SALES	$ 81,546	$ 82,570	$ 165,187	$ 165,641
COST OF SALES	23,161	24,431	47,135	47,813
GROSS PROFIT	58,385	58,139	118,052	117,828

OPERATING EXPENSES
Research and development	3,881	3,898	8,306	7,721
Selling and marketing	9,221	9,765	18,363	19,229
Distribution	3,940	3,721	7,972	7,226
General and administrative	8,303	9,020	17,089	17,508
Amortization expense	1,083	1,073	2,163	2,140
Total operating expenses	26,428	27,477	53,893	53,824

INCOME FROM OPERATIONS	31,957	30,662	64,159	64,004

NON-OPERATING INCOME (EXPENSE)
Interest income	133	94	346	284
Interest expense	(5)	(8)	(19)	(13)
Other, net	(38)	(48)	59	(18)
Total non-operating income	90	38	386	253

INCOME BEFORE INCOME TAXES	32,047	30,700	64,545	64,257
PROVISION FOR INCOME TAXES	10,984	10,998	22,063	23,222
NET INCOME	$ 21,063	$ 19,702	$ 42,482	$ 41,035

Earnings per share:
Per common share - basic	$ 0.30	$ 0.28	$ 0.61	$ 0.58
Per common share - diluted	$ 0.30	$ 0.28	$ 0.60	$ 0.58
Weighted average shares outstanding:
Basic	70,005	70,090	69,990	70,244
Diluted	70,546	70,632	70,537	70,754

IMMUCOR, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS
(Unaudited, in thousands)

	November 30,	May 31,
	2010	2010

Cash	$ 248,338	$ 202,649
Accounts receivable – trade, net	62,007	59,578
Inventories	33,531	35,730
Total current assets	362,756	317,596
Property and equipment, net	52,934	49,169
Total assets	568,260	519,834

Accounts payable	8,935	7,973
Deferred revenue, current portion	7,968	8,994
Total current liabilities	42,466	46,657
Deferred revenue, long-term portion	6,876	7,687
Other long-term liabilities	11,415	9,367
Shareholders' equity	507,503	456,123

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended
	November 30,	November 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$ 42,482	$ 41,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,875	8,024
Share-based compensation expense	3,176	2,650
Deferred income taxes	2,710	(2,078)
Excess tax benefit from share-based compensation	(76)	(166)
Other	928	390
Changes in operating assets and liabilities	(10,366)	(15,709)
Cash provided by operating activities	47,729	34,146

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,629)	(4,484)
Cash used in investing activities	(3,629)	(4,484)

FINANCING ACTIVITIES:
Repurchase of common stock	(351)	(11,727)
Proceeds from exercise of stock options	477	210
Excess tax benefit from share-based compensation	76	166
Cash provided by (used in) financing activities	202	(11,351)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1,387	1,294
INCREASE IN CASH AND CASH EQUIVALENTS	45,689	19,605
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	202,649	136,461
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 248,338	$ 156,066

Supplemental Information - Non-Cash Investing and Financing Activities:
Movement from inventory to property and equipment of instruments placed on rental agreements	$ 6,461	$ 6,197
CONTACT: Michele Howard
         770-441-2051